Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2023 FINANCIAL RESULTS

HERNDON, Va., July 26, 2023 — Navient (Nasdaq: NAVI) today released its second-quarter 2023 financial results.

OVERALL RESULTS	• GAAP net income of $66 million ($0.52 diluted earnings per share). • Core Earnings(1) of $88 million ($0.70 diluted earnings per share).
SIGNIFICANT ITEMS	• GAAP and Core Earnings results included the following: ○ Restructuring expenses of $15 million ($0.09 diluted loss per share), primarily related to the CEO transition.

CEO COMMENTARY – “Over my first 10 weeks, my priority has been to undertake an in-depth review of our businesses,” said David Yowan, president and CEO of Navient. “We are evaluating a broad range of alternative impactful strategies that deliver value to our shareholders. In the meantime, we remain focused on our efforts to maximize cash flows from our loan portfolios, enhance the value of our growth businesses, maintain a strong balance sheet, distribute excess capital, and continuously simplify the business and increase efficiency. Our strong second-quarter results reflect this solid foundation of assets, capabilities and people.”

SECOND-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $76 million. • Net interest margin of 0.97%.
CONSUMER LENDING SEGMENT	• Net income of $75 million. • Net interest margin of 2.97%. • Originated $197 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT	• Revenue of $83 million. • Net income of $6 million and EBITDA(1) of $8 million.
CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 4.5% and adjusted tangible equity ratio(1) of 8.4%.

•   Repurchased $80 million of common shares. $435 million common share repurchase authority remains outstanding.

•   Paid $20 million in common stock dividends.

•   Issued $500 million of unsecured debt and $718 million of asset-backed securities.

OPERATING EXPENSES	• Operating expenses of $182 million, which included $2 million of regulatory-related expenses.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q23	1Q23	2Q22

Net interest income	$106	$125	$146
Provision for loan losses	5	10	—
Other revenue	15	19	23

Total revenue	116	134	169
Expenses	18	20	25

Pre-tax income	98	114	144

Net income	$76	$87	$110

Segment net interest margin	.97%	1.12%	1.11%
FFELP Loans:
FFELP Loan spread	1.07%	1.25%	1.19%
Provision for loan losses	$5	$10	$—
Net charge-offs	$19	$18	$10
Net charge-off rate	.22%	.22%	.09%
Greater than 30-days delinquency rate	16.1%	14.4%	15.9%
Greater than 90-days delinquency rate	8.2%	7.9%	7.4%
Forbearance rate	16.0%	16.9%	13.1%
Average FFELP Loans	$41,869	$43,263	$50,534
Ending FFELP Loans, net	$40,851	$42,148	$49,214

(Dollars in billions)
Total federal loans serviced	$47	$49	$57

DISCUSSION OF RESULTS — 2Q23 vs. 2Q22

•	Net income was $76 million compared to $110 million.

•	Net interest income decreased $40 million primarily due to the paydown of the loan portfolio as well as a reduction of Floor Income earned.

•

Provision for loan losses increased $5 million. The $5 million of provision for loan losses in the current period primarily was a result of the extension of the portfolio and the resulting increase in expected future defaults.

○	Net charge-offs were $19 million compared to $10 million.

○	Delinquencies greater than 90 days were $2.7 billion compared to $3.1 billion.

○	Forbearances were $6.3 billion compared to $6.2 billion.

•	Other revenue decreased $8 million primarily due to lower contract-exit transition services and the paydown of the loan portfolio.

•	Expenses were $7 million lower as a result of the paydown of the loan portfolio as well as the decrease in other revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q23	1Q23	2Q22

Net interest income	$143	$153	$142
Provision for loan losses	6	(24)	18
Other revenue	5	3	4

Total revenue	142	180	128
Expenses	42	37	35

Pre-tax income	100	143	93

Net income	$75	$110	$71

Segment net interest margin	2.97%	3.12%	2.66%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.12%	3.28%	2.80%
Provision for loan losses	$6	$(24)	$18
Net charge-offs	$62	$75	$70
Net charge-off rate	1.39%	1.63%	1.40%
Greater than 30-days delinquency rate	4.4%	4.5%	4.1%
Greater than 90-days delinquency rate	2.0%	2.0%	2.0%
Forbearance rate	1.8%	1.9%	1.5%
Average Private Education Loans	$18,690	$19,289	$20,856
Ending Private Education Loans, net	$17,732	$18,275	$19,668
Private Education Refinance Loans:
Net charge-offs	$8	$8	$4
Greater than 90-days delinquency rate	.3%	.3%	.1%
Average Private Education Refinance Loans	$9,293	$9,521	$10,119
Ending Private Education Refinance Loans, net	$9,059	$9,274	$9,905
Private Education Refinance Loan originations	$142	$135	$374

DISCUSSION OF RESULTS — 2Q23 vs. 2Q22

•	Originated $197 million of Private Education Loans compared to $420 million.

○	Refinance Loan originations were $142 million compared to $374 million.

○	In-school loan originations were $55 million compared to $46 million.

•	Net income was $75 million compared to $71 million.

•	Net interest income increased $1 million due to an increase in the net interest margin primarily due to improved funding spreads. This was partially offset by the paydown of the loan portfolio.

•

Provision for loan losses decreased $12 million. The provision for loan losses of $6 million in the current period included $4 million in connection with loan originations and $2 million related to a reserve build. The provision of $18 million in the year-ago quarter included $7 million in connection with loan originations and $11 million related to a reserve build.

○	Net charge-offs were $62 million, down $8 million from $70 million.

○	Private Education Loan delinquencies greater than 90 days: $351 million, down $50 million from $401 million.

○	Private Education Loan forbearances: $328 million, up $25 million from $303 million.

•	Expenses increased $7 million primarily as a result of marketing for the upcoming peak in-school loan origination season.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q23	1Q23	2Q22
Revenue from government services	$52	$40	$53
Revenue from healthcare services	31	32	34

Total fee revenue	83	72	87
Expenses	75	67	74

Pre-tax income	8	5	13

Net income	$6	$4	$10

EBITDA(1)	$8	$5	$14
EBITDA margin(1)	10%	7%	16%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 2Q23 vs. 2Q22

•

Revenue was $83 million, $4 million lower due to the expected $27 million reduction in revenue from the wind-down of pandemic-related contracts which was partially offset by a $23 million increase in revenue from services for our traditional Business Processing clients.

•	Net income was $6 million compared to $10 million.

•	EBITDA was $8 million, down $6 million, primarily the result of the revenue decrease discussed above.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on February 24, 2023).

Navient will hold a live audio webcast today, July 26, 2023, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the continuing impact of the COVID-19 pandemic; changes in the macroeconomic environment and volatility in market conditions including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for education finance and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations of current laws, rules or regulations or future laws, executive orders or other policy initiatives which operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase the prepayment rates on education loans and accelerate repayment of the bonds in our securitization trusts; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR or SOFR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions, including the potential impact of persistent inflation; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2022, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

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SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
GAAP Basis
Net income	$66	$111	$180	$177	$435
Diluted earnings per common share	$.52	$.86	$1.22	$1.39	$2.90
Weighted average shares used to compute diluted earnings per share	125	130	147	128	150
Return on assets	.41%	.68%	.96%	.55%	1.15%

Core Earnings Basis(1)
Net income(1)	$88	$133	$134	$221	$269
Diluted earnings per common share(1)	$.70	$1.02	$.91	$1.73	$1.79
Weighted average shares used to compute diluted earnings per share	125	130	147	128	150
Net interest margin, Federal Education Loan segment	.97%	1.12%	1.11%	1.05%	1.08%
Net interest margin, Consumer Lending segment	2.97%	3.12%	2.66%	3.05%	2.73%
Return on assets	.55%	.82%	.72%	.69%	.71%

Education Loan Portfolios
Ending FFELP Loans, net	$40,851	$42,148	$49,214	$40,851	$49,214
Ending Private Education Loans, net	17,732	18,275	19,668	17,732	19,668

Ending total education loans, net	$58,583	$60,423	$68,882	$58,583	$68,882

Average FFELP Loans	$41,869	$43,263	$50,534	$42,562	$51,391
Average Private Education Loans	18,690	19,289	20,856	18,988	21,006

Average total education loans	$60,559	$62,552	$71,390	$61,550	$72,397

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				June 30, 2023 vs. March 31, 2023		June 30, 2023 vs. June 30, 2022
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	$	%	$	%
Interest income:
FFELP Loans	$720	$693	$410	$27	4%	$310	76%
Private Education Loans	341	344	277	(3)	(1)	64	23
Cash and investments	36	34	5	2	6	31	620

Total interest income	1,097	1,071	692	26	2	405	59
Total interest expense	919	837	371	82	10	548	148

Net interest income	178	234	321	(56)	(24)	(143)	(45)
Less: provisions for loan losses	11	(14)	18	25	179	(7)	(39)

Net interest income after provisions for loan losses	167	248	303	(81)	(33)	(136)	(45)
Other income (loss):
Servicing revenue	16	17	17	(1)	(6)	(1)	(6)
Asset recovery and business processing revenue	83	72	88	11	15	(5)	(6)
Other revenue	4	7	7	(3)	(43)	(3)	(43)
Gains (losses) on derivative and hedging activities, net	26	(8)	22	34	425	4	18

Total other income (loss)	129	88	134	41	47	(5)	(4)
Expenses:
Operating expenses	182	185	190	(3)	(2)	(8)	(4)
Goodwill and acquired intangible asset impairment and amortization expense	3	3	3	—	—	—	—
Restructuring/other reorganization expenses	15	4	—	11	275	15	100

Total expenses	200	192	193	8	4	7	4

Income before income tax expense	96	144	244	(48)	(33)	(148)	(61)
Income tax expense	30	33	64	(3)	(9)	(34)	(53)

Net income	$66	$111	$180	$(45)	(41)%	$(114)	(63)%

Basic earnings per common share	$.53	$.87	$1.23	$(.34)	(39)%	$(.70)	(57)%

Diluted earnings per common share	$.52	$.86	$1.22	$(.34)	(40)%	$(.70)	(57)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED June 30,		Increase (Decrease)
(In millions, except per share data)	2023	2022	$	%
Interest income:
FFELP Loans	$1,413	$759	$654	86%
Private Education Loans	686	553	133	24
Cash and investments	70	6	64	1,067

Total interest income	2,169	1,318	851	65
Total interest expense	1,756	660	1,096	166

Net interest income	413	658	(245)	(37)
Less: provisions for loan losses	(3)	34	(37)	(109)

Net interest income after provisions for loan losses	416	624	(208)	(33)
Other income (loss):
Servicing revenue	33	36	(3)	(8)
Asset recovery and business processing revenue	155	185	(30)	(16)
Other revenue	11	16	(5)	(31)
Gains (losses) on derivative and hedging activities, net	17	120	(103)	(86)

Total other income (loss)	216	357	(141)	(39)
Expenses:
Operating expenses	368	395	(27)	(7)
Goodwill and acquired intangible asset impairment and amortization expense	5	7	(2)	(29)
Restructuring/other reorganization expenses	19	3	16	533

Total expenses	392	405	(13)	(3)

Income before income tax expense	240	576	(336)	(58)
Income tax expense	63	141	(78)	(55)

Net income	$177	$435	$(258)	(59)%

Basic earnings per common share	$1.40	$2.93	$(1.53)	(52)%

Diluted earnings per common share	$1.39	$2.90	$(1.51)	(52)%

Dividends per common share	$.32	$.32	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	June 30, 2023	March 31, 2023	June 30, 2022
Assets
FFELP Loans (net of allowance for losses of $200, $214 and $245, respectively)	$40,851	$42,148	$49,214
Private Education Loans (net of allowance for losses of $657, $706 and $921, respectively)	17,732	18,275	19,668
Investments	158	153	201
Cash and cash equivalents	1,317	570	976
Restricted cash and cash equivalents	1,951	2,208	2,460
Goodwill and acquired intangible assets, net	700	703	718
Other assets	2,889	2,856	2,828

Total assets	$65,598	$66,913	$76,065

Liabilities
Short-term borrowings	$4,838	$5,753	$4,609
Long-term borrowings	56,936	57,388	67,738
Other liabilities	894	814	791

Total liabilities	62,668	63,955	73,138

Commitments and contingencies

Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 464 million, 464 million and 461 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,343	3,335	3,305
Accumulated other comprehensive income (loss), net of tax	65	66	30
Retained earnings	4,625	4,579	4,323

Total stockholders’ equity before treasury stock	8,037	7,984	7,662
Less: Common stock held in treasury: 342 million, 337 million and 319 million shares, respectively	(5,107)	(5,026)	(4,735)

Total equity	2,930	2,958	2,927

Total liabilities and equity	$65,598	$66,913	$76,065

GAAP COMPARISON OF 2023 RESULTS WITH 2022

Three Months Ended June 30, 2023 Compared with Three Months Ended June 30, 2022

For the three months ended June 30, 2023, net income was $66 million, or $0.52 diluted earnings per common share, compared with net income of $180 million, or $1.22 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $143 million primarily as a result of an $87 million decrease in mark-to-market gains on fair value hedges recorded in interest expense, the paydown of the FFELP and Private Education Loan portfolios and an increase in interest rates.

•	Provisions for loan losses decreased $7 million from $18 million to $11 million:

○	The provision for FFELP Loan losses increased $5 million from $0 to $5 million.

○	The provision for Private Education Loan losses decreased $12 million from $18 million to $6 million.

The FFELP Loan provision for loan losses of $5 million in the current period was primarily a result of the extension of the portfolio and the resulting increase in expected future defaults.

The Private Education Loan provision for loan losses of $6 million in the current period included $4 million in connection with loan originations, $10 million related to a reserve build, and $(8) million in connection with the adoption of a new accounting standard (ASU 2022-02). The provision of $18 million in the year-ago quarter included $7 million in connection with loan originations and $11 million related to a reserve build.

•

Asset recovery and business processing revenue decreased $5 million primarily as a result of the expected $27 million reduction in revenue from the wind-down of Business Processing pandemic-related contracts, which was partially offset by a $23 million increase in revenue from services for our traditional Business Processing clients. The remaining $1 million decrease was related to revenue earned in our Federal Education Loan segment and was a result of exiting that business line in fourth-quarter 2022.

•

Net gains on derivative and hedging activities increased $4 million. The primary factors affecting the change were interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•	Operating expenses were $182 million and $190 million in the second quarters of 2023 and 2022, respectively. This $8 million decrease was primarily related to the decline in overall servicing costs.

•	Restructuring expenses increased $15 million primarily due to severance costs in connection with the CEO transition.

We repurchased 4.9 million and 6.9 million shares of our common stock during the second quarters of 2023 and 2022, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 22 million common shares (or 15%) from the year-ago period.

Six Months Ended June 30, 2023 Compared with Six Months Ended June 30, 2022

For the six months ended June 30, 2023, net income was $177 million, or $1.39 diluted earnings per common share, compared with net income of $435 million, or $2.90 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $245 million primarily as a result of a $133 million decrease in mark-to-market gains on fair value hedges recorded in interest expense, the paydown of the FFELP and Private Education Loan portfolios and an increase in interest rates.

•	Provisions for loan losses decreased $37 million from $34 million to $(3) million:

○	The provision for FFELP Loan losses increased $15 million from $0 to $15 million.

○	The provision for Private Education Loan losses decreased $52 million from $34 million to $(18) million.

The FFELP Loan provision for loan losses of $15 million in the current period was primarily a result of the extension of the portfolio and the resulting increase in expected future defaults.

The Private Education Loan provision for loan losses of $(18) million in the current period included $(60) million in connection with the adoption of a new accounting standard (ASU 2022-02), $9 million in connection with loan originations, $10 million related to a reserve build and $23 million in connection with the resolution of certain private legacy loans in bankruptcy in the first quarter of 2023. The provision of $34 million in the year-ago period included $18 million in connection with loan originations and $16 million related to a reserve build.

We adopted ASU No. 2022-02, “Financial Instruments – Credit Losses: Troubled Debt Restructurings and Vintage Disclosures” on January 1, 2023. This new ASU eliminates the troubled debt restructurings (TDRs) recognition and measurement guidance. Prior to adopting this new guidance, as it relates to interest rate concessions granted as part of our Private Education Loan modification program, a discounted cash flow model was used to calculate the amount of interest forgiven for loans that were in the program and the present value of that interest rate concession was included as a part of the allowance for loan loss. This new guidance no longer allows the measurement and recognition of this element of our allowance for loan loss for new modifications that occur subsequent to January 1, 2023. As of December 31, 2022, the allowance for loan loss included $77 million related to this interest rate concession component of the allowance for loan loss. We elected to adopt this amendment using a prospective transition method which results in the $77 million releasing in 2023 and 2024 as the borrowers exit their current modification programs. $60 million of the $77 million was released in the period.

•

Asset recovery and business processing revenue decreased $30 million primarily as a result of the expected $64 million reduction in revenue from the wind-down of Business Processing pandemic-related contracts, which was partially offset by a $38 million increase in revenue from services for our traditional Business Processing clients. The remaining $4 million decrease was related to revenue earned in our Federal Education Loan segment and was a result of exiting that business line in fourth-quarter 2022.

•

Net gains on derivative and hedging activities decreased $103 million. The primary factors affecting the change were interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses were $368 million and $395 million in the six months ended June 30, 2023 and 2022, respectively. This $27 million decrease was primarily related to the decline in Business Processing pandemic-related revenue as well as a decline in overall servicing costs.

•	Restructuring expenses increased $16 million primarily due to severance costs in connection with the CEO transition.

We repurchased 9.8 million and 13.1 million shares of our common stock during the six months ended June 30, 2023 and 2022, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 22 million common shares (or 15%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	June 30, 2023		March 31, 2023		June 30, 2022
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$341		$369		$348
Loans in forbearance(2)	328		354		303
Loans in repayment and percentage of each status:
Loans current	16,942	95.6%	17,439	95.5%	19,116	95.9%
Loans delinquent 31-60 days(3)	276	1.6	290	1.6	269	1.3
Loans delinquent 61-90 days(3)	151	.8	165	.9	152	.8
Loans delinquent greater than 90 days(3)	351	2.0	364	2.0	401	2.0

Total Private Education Loans in repayment	17,720	100%	18,258	100%	19,938	100%

Total Private Education Loans, gross	18,389		18,981		20,589
Private Education Loan allowance for losses	(657)		(706)		(921)

Private Education Loans, net	$17,732		$18,275		$19,668

Percentage of Private Education Loans in repayment		96.4%		96.2%		96.8%

Delinquencies as a percentage of Private Education Loans in repayment		4.4%		4.5%		4.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.8%		1.9%		1.5%

Cosigner rate(4)		33%		33%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for second-quarter 2023, first-quarter 2023, and second-quarter 2022.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	June 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$214	$706	$920
Total provision	5	6	11
Charge-offs:
Gross charge-offs	(19)	(73)	(92)
Expected future recoveries on current period gross charge-offs	—	11	11

Net charge-offs(1)	(19)	(62)	(81)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	7	7

Allowance at end of period (GAAP)	200	657	857
Plus: expected future recoveries on previously fully charged-off loans(2)	—	262	262

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$200	$919	$1,119

Net charge-offs as a percentage of average loans in repayment (annualized)	.22%	1.39%
Allowance coverage of charge-offs (annualized)(3)	2.7	3.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	5.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	5.2%	(Non-GAAP)
Ending total loans	$41,051	$18,389
Average loans in repayment	$33,790	$17,990
Ending loans in repayment	$33,076	$17,720

	QUARTER ENDED
	March 31, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	10	(24)	(14)
Charge-offs:
Gross charge-offs	(18)	(88)	(106)
Expected future recoveries on current period gross charge-offs	—	13	13

Net charge-offs(1)	(18)	(75)	(93)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	5	5

Allowance at end of period (GAAP)	214	706	920
Plus: expected future recoveries on previously fully charged-off loans(2)	—	268	268

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$214	$974	$1,188

Net charge-offs as a percentage of average loans in repayment (annualized)	.22%	1.63%
Allowance coverage of charge-offs (annualized)(3)	2.9	3.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	5.1%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	5.4%	(Non-GAAP)
Ending total loans	$42,362	$18,981
Average loans in repayment	$34,305	$18,552
Ending loans in repayment	$33,740	$18,258

	QUARTER ENDED
	June 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$255	$964	$1,219
Total provision	—	18	18
Charge-offs:
Gross charge-offs	(10)	(82)	(92)
Expected future recoveries on current period gross charge-offs	—	12	12

Net charge-offs(1)	(10)	(70)	(80)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	9	9

Allowance at end of period (GAAP)	245	921	1,166
Plus: expected future recoveries on previously fully charged-off loans(2)	—	312	312

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$245	$1,233	$1,478

Net charge-offs as a percentage of average loans in repayment (annualized)	.09%	1.40%
Allowance coverage of charge-offs (annualized)(3)	6.4	4.4	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	6.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	6.2%	(Non-GAAP)
Ending total loans	$49,459	$20,589
Average loans in repayment	$42,163	$20,162
Ending loans in repayment	$41,168	$19,938

	SIX MONTHS ENDED
	June 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	15	(18)	(3)
Charge-offs:
Gross charge-offs	(37)	(161)	(198)
Expected future recoveries on current period gross charge-offs	—	24	24

Net charge-offs(1)	(37)	(137)	(174)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	12	12

Allowance at end of period (GAAP)	200	657	857
Plus: expected future recoveries on previously fully charged-off loans(2)	—	262	262

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$200	$919	$1,119

Net charge-offs as a percentage of average loans in repayment (annualized)	.22%	1.51%
Allowance coverage of charge-offs (annualized)(3)	2.7	3.3	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	5.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	5.2%	(Non-GAAP)
Ending total loans	$41,051	$18,389
Average loans in repayment	$34,046	$18,270
Ending loans in repayment	$33,076	$17,720

	SIX MONTHS ENDED
	June 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	34	34
Charge-offs:
Gross charge-offs	(17)	(164)	(181)
Expected future recoveries on current period gross charge-offs	—	25	25

Net charge-offs(1)	(17)	(139)	(156)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	17	17

Allowance at end of period (GAAP)	245	921	1,166
Plus: expected future recoveries on previously fully charged-off loans(2)	—	312	312

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$245	$1,233	$1,478

Net charge-offs as a percentage of average loans in repayment (annualized)	.08%	1.39%
Allowance coverage of charge-offs (annualized)(3)	7.3	4.4	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	6.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	6.2%	(Non-GAAP)
Ending total loans	$49,459	$20,589
Average loans in repayment	$42,922	$20,274
Ending loans in repayment	$41,168	$19,938

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Beginning of period expected future recoveries on previously fully charged-off loans	$268	$274	$321	$274	$329
Expected future recoveries of current period defaults	11	13	12	24	25
Recoveries (cash collected)	(11)	(13)	(15)	(24)	(30)
Charge-offs (as a result of lower recovery expectations)	(6)	(6)	(6)	(12)	(12)

End of period expected future recoveries on previously fully charged-off loans	$262	$268	$312	$262	$312

Change in balance during period	$(7)	$(5)	$(9)	$(12)	$(17)

(3)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.2 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $5.3 billion of senior unsecured notes that mature in the long term (from 2024 to 2043 with 70% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 4.9 million shares of common stock for $80 million in the second quarter of 2023 and have $435 million of unused share repurchase authority as of June 30, 2023.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022
Ending balances:
Total unrestricted cash and liquid investments	$1,317	$570	$976
Unencumbered FFELP Loans	69	62	89
Unencumbered Private Education Refinance Loans	45	37	42

Total	$1,431	$669	$1,107

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Average balances:
Total unrestricted cash and liquid investments	$963	$825	$875	$894	$874
Unencumbered FFELP Loans	94	85	215	90	196
Unencumbered Private Education Refinance Loans	100	66	135	83	238

Total	$1,157	$976	$1,225	$1,067	$1,308

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from October 2023 to June 2025.

(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022
Ending balances:
FFELP Loan ABCP facilities	$28	$57	$185
Private Education Loan ABCP facilities	1,983	1,028	2,184

Total	$2,011	$1,085	$2,369

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Average balances:
FFELP Loan ABCP facilities	$68	$107	$337	$87	$360
Private Education Loan ABCP facilities	1,888	1,141	2,018	1,681	2,128

Total	$1,956	$1,248	$2,355	$1,768	$2,488

At June 30, 2023, we had a total of $3.6 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.4 billion of our unencumbered tangible assets of which $1.3 billion and $69 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2023, we had $5.3 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.6 billion outstanding as of June 30, 2023. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	June 30, 2023	March 31, 2023	June 30, 2022
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.5	$3.7	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.8	1.7	1.9
Tangible unencumbered assets(1)	3.6	3.0	3.8
Senior unsecured debt	(6.5)	(6.0)	(7.0)
Mark-to-market on unsecured hedged debt(2)	.2	.2	.1
Other liabilities, net	(.4)	(.3)	(.4)

Total Tangible Equity(3)	$2.2	$2.3	$2.2

(1)	Excludes goodwill and acquired intangible assets.

(2)

At June 30, 2023, March 31, 2023 and June 30, 2022, there were $(286) million, $(207) million and $(112) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED JUNE 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,061					$721	$341	$—	$—
Cash and investments	36					18	7	—	11

Total interest income	1,097					739	348	—	11
Total interest expense	919					633	205	—	39

Net interest income (loss)	178	$4	$39	$43	$221	106	143	—	(28)
Less: provisions for loan losses	11				11	5	6	—	—

Net interest income (loss) after provisions for loan losses	167					101	137	—	(28)
Other income (loss):
Servicing revenue	16					13	3	—	—
Asset recovery and business processing revenue	83					—	—	83	—
Other revenue	30					2	2	—	—

Total other income (loss)	129	(4)	(22)	(26)	103	15	5	83	—
Expenses:
Direct operating expenses	135					18	42	75	—
Unallocated shared services expenses	47					—	—	—	47

Operating expenses	182				182	18	42	75	47
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	15	—	—	—	15	—	—	—	15

Total expenses	200	—	(3)	(3)	197	18	42	75	62

Income (loss) before income tax expense (benefit)	96	—	20	20	116	98	100	8	(90)
Income tax expense (benefit)(2)	30	—	(2)	(2)	28	22	25	2	(21)

Net income (loss)	$66	$—	$22	$22	$88	$76	$75	$6	$(69)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$43	$—	$43
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$17	$3	20

Income tax expense (benefit)			(2)

Net income (loss)			$22

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,037					$695	$344	$—	$—
Cash and investments	34					20	6	—	8

Total interest income	1,071					715	350	—	8
Total interest expense	837					590	197	—	33

Net interest income (loss)	234	$12	$7	$19	$253	125	153	—	(25)
Less: provisions for loan losses	(14)				(14)	10	(24)	—	—

Net interest income (loss) after provisions for loan losses	248					115	177	—	(25)
Other income (loss):
Servicing revenue	17					14	3	—	—
Asset recovery and business processing revenue	72					—	—	72	—
Other revenue	(1)					5	—	—	2

Total other income (loss)	88	(12)	20	8	96	19	3	72	2
Expenses:
Direct operating expenses	124					20	37	67	—
Unallocated shared services expenses	61					—	—	—	61

Operating expenses	185				185	20	37	67	61
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4

Total expenses	192	—	(3)	(3)	189	20	37	67	65

Income (loss) before income tax expense (benefit)	144	—	30	30	174	114	143	5	(88)
Income tax expense (benefit)(2)	33	—	8	8	41	27	33	1	(20)

Net income (loss)	$111	$—	$22	$22	$133	$87	$110	$4	$(68)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$19	$—	$19
Total other income (loss)	8	—	8
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$27	$3	30

Income tax expense (benefit)			8

Net income (loss)			$22

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$687					$409	$277	$—	$—
Cash and investments	5					3	1	—	1

Total interest income	692					412	278	—	1
Total interest expense	371					266	136	—	18

Net interest income (loss)	321	$—	$(50)	$(50)	$271	146	142	—	(17)
Less: provisions for loan losses	18				18	—	18	—	—

Net interest income (loss) after provisions for loan losses	303					146	124	—	(17)
Other income (loss):
Servicing revenue	17					14	3	—	—
Asset recovery and business processing revenue	88					1	—	87	—
Other revenue	29					8	1	—	(2)

Total other income (loss)	134	—	(22)	(22)	112	23	4	87	(2)
Expenses:
Direct operating expenses	134					25	35	74	—
Unallocated shared services expenses	56					—	—	—	56

Operating expenses	190				190	25	35	74	56
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	193	—	(3)	(3)	190	25	35	74	56

Income (loss) before income tax expense (benefit)	244	—	(69)	(69)	175	144	93	13	(75)
Income tax expense (benefit)(2)	64	—	(23)	(23)	41	34	22	3	(18)

Net income (loss)	$180	$—	$(46)	$(46)	$134	$110	$71	$10	$(57)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(50)	$—	$(50)
Total other income (loss)	(22)	—	(22)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(72)	$3	(69)

Income tax expense (benefit)			(23)

Net income (loss)			$(46)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$2,099					$1,416	$686	$—	$—
Cash and investments	70					38	13	—	19

Total interest income	2,169					1,454	699	—	19
Total interest expense	1,756					1,223	402	—	73

Net interest income (loss)	413	$16	$45	$61	$474	231	297	—	(54)
Less: provisions for loan losses	(3)				(3)	15	(18)	—	—

Net interest income (loss) after provisions for loan losses	416					216	315	—	(54)
Other income (loss):
Servicing revenue	33					27	6	—	—
Asset recovery and business processing revenue	155					—	—	155	—
Other revenue	28					7	1	—	3

Total other income (loss)	216	(16)	(1)	(17)	199	34	7	155	3
Expenses:
Direct operating expenses	259					38	79	142	—
Unallocated shared services expenses	109					—	—	—	109

Operating expenses	368				368	38	79	142	109
Goodwill and acquired intangible asset impairment and amortization	5	—	(5)	(5)	—	—	—	—	—
Restructuring/other reorganization expenses	19	—	—	—	19	—	—	—	19

Total expenses	392	—	(5)	(5)	387	38	79	142	128

Income (loss) before income tax expense (benefit)	240	—	49	49	289	212	243	13	(179)
Income tax expense (benefit)(2)	63	—	5	5	68	50	58	3	(43)

Net income (loss)	$177	$—	$44	$44	$221	$162	$185	$10	$(136)

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$61	$—	$61
Total other income (loss)	(17)	—	(17)
Goodwill and acquired intangible asset impairment and amortization	—	(5)	(5)

Total Core Earnings adjustments to GAAP	$44	$5	49

Income tax expense (benefit)			5

Net income (loss)			$44

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,312					$743	$553	$—	$—
Cash and investments	6					3	2	—	1

Total interest income	1,318					746	555	—	1
Total interest expense	660					461	262	—	32

Net interest income (loss)	658	$(19)	$(92)	$(111)	$547	285	293	—	(31)
Less: provisions for loan losses	34				34	—	34	—	—

Net interest income (loss) after provisions for loan losses	624					285	259	—	(31)
Other income (loss):
Servicing revenue	36					30	6	—	—
Asset recovery and business processing revenue	185					4	—	181	—
Other revenue	136					18	1	—	(3)

Total other income (loss)	357	19	(139)	(120)	237	52	7	181	(3)
Expenses:
Direct operating expenses	273					54	69	150	—
Unallocated shared services expenses	122					—	—	—	122

Operating expenses	395				395	54	69	150	122
Goodwill and acquired intangible asset impairment and amortization	7	—	(7)	(7)	—	—	—	—	—
Restructuring/other reorganization expenses	3	—	—	—	3	—	—	—	3

Total expenses	405	—	(7)	(7)	398	54	69	150	125

Income (loss) before income tax expense (benefit)	576	—	(224)	(224)	352	283	197	31	(159)
Income tax expense (benefit)(2)	141	—	(58)	(58)	83	67	47	7	(38)

Net income (loss)	$435	$—	$(166)	$(166)	$269	$216	$150	$24	$(121)

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(111)	$—	$(111)
Total other income (loss)	(120)	—	(120)
Goodwill and acquired intangible asset impairment and amortization	—	(7)	(7)

Total Core Earnings adjustments to GAAP	$(231)	$7	(224)

Income tax expense (benefit)			(58)

Net income (loss)			$(166)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
GAAP net income	$66	$111	$180	$177	$435
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	17	27	(72)	44	(231)
Net impact of goodwill and acquired intangible assets	3	3	3	5	7
Net tax effect	2	(8)	23	(5)	58

Total Core Earnings adjustments to GAAP	22	22	(46)	44	(166)

Core Earnings net income	$88	$133	$134	$221	$269

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$(26)	$8	$(22)	$(17)	$(120)
Plus: (Gains) losses on fair value hedging activity included in interest expense	37	6	(50)	42	(91)

Total (gains) losses in GAAP net income	11	14	(72)	25	(211)
Plus: Settlement income (expense) on derivative and hedging activities, net(1)	4	12	—	16	(19)

Mark-to market (gains) losses on derivative and hedging activities, net(2)	15	26	(72)	41	(230)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	1	2	3	3	7
Other derivative accounting adjustments(3)	1	(1)	(3)	—	(8)

Total net impact of derivative accounting	$17	$27	$(72)	$44	$(231)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$—	$—	$(4)	$—	$(23)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	4	12	4	16	4
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	—

Total reclassifications of settlement income (expense) on derivative and hedging activities	$4	$12	$—	$16	$(19)

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Fair Value Hedges	$13	$4	$(10)	$16	$(34)
Foreign currency hedges	24	2	(40)	26	(57)
Floor Income Contracts	—	—	(9)	—	(64)
Basis swaps	(3)	2	4	—	3
Other	(19)	18	(17)	(1)	(78)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$15	$26	$(72)	$41	$(230)

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2023, derivative accounting has increased GAAP equity by approximately $67 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains (losses) related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Beginning impact of derivative accounting on GAAP equity	$81	$122	$(63)	$122	$(299)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(14)	(41)	102	(55)	338

Ending impact of derivative accounting on GAAP equity	$67	$81	$39	$67	$39

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(17)	$(27)	$72	$(44)	$231
Tax impact of derivative accounting adjustment recognized in net income	4	7	(19)	11	(56)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(1)	(21)	49	(22)	163

Net impact of net mark-to-market gains (losses) under derivative accounting	$(14)	$(41)	$102	$(55)	$338

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022
Total hedged Floor Income, net of tax(1)(2)	$142	$166	$255

(1)  $186 million, $217 million and $334 million on a pre-tax basis as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively.

(2)  Of the $142 million as of June 30, 2023, approximately $46 million, $39 million, $21 million and $18 million will be recognized as part of Core Earnings net income in the remainder of 2023, 2024, 2025 and 2026, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Core Earnings goodwill and acquired intangible asset adjustments	$3	$3	$3	$5	$7

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022
Navient Corporation’s stockholders’ equity	$2,930	$2,958	$2,927
Less: Goodwill and acquired intangible assets	700	703	718

Tangible Equity	2,230	2,255	2,209
Less: Equity held for FFELP Loans	204	211	246

Adjusted Tangible Equity	$2,026	$2,044	$1,963

Divided by:
Total assets	$65,598	$66,913	$76,065
Less:
Goodwill and acquired intangible assets	700	703	718
FFELP Loans	40,851	42,148	49,214

Adjusted tangible assets	$24,047	$24,062	$26,133

Adjusted Tangible Equity Ratio	8.4%	8.5%	7.5%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Core Earnings pre-tax income	$8	$5	$13	$13	$31
Plus:
Depreciation and amortization expense(1)	—	—	1	1	2

EBITDA	$8	$5	$14	$14	$33

Divided by:
Total revenue	$83	$72	$87	$155	$181

EBITDA margin	10%	7%	16%	9%	18%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of June 30, 2023, the $919 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $17,732 million Private Education Loan portfolio. The $262 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $17,732 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Allowance at end of period (GAAP)	$657	$706	$921	$657	$921
Plus: expected future recoveries on previously fully charged-off loans	262	268	312	262	312

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$919	$974	$1,233	$919	$1,233

Ending total loans	$18,389	$18,981	$20,589	$18,389	$20,589
Ending loans in repayment	$17,720	$18,258	$19,938	$17,720	$19,938
Net charge-offs	$62	$75	$70	$137	$139

Allowance coverage of charge-offs (annualized):
GAAP	2.6	2.3	3.3	2.4	3.3
Adjustment(1)	1.1	.9	1.1	.9	1.1

Non-GAAP Financial Measure(1)	3.7	3.2	4.4	3.3	4.4

Allowance as a percentage of the ending total loan balance:
GAAP	3.6%	3.7%	4.5%	3.6%	4.5%
Adjustment(1)	1.4	1.4	1.5	1.4	1.5

Non-GAAP Financial Measure(1)	5.0%	5.1%	6.0%	5.0%	6.0%

Allowance as a percentage of the ending loans in repayment:
GAAP	3.7%	3.9%	4.6%	3.7%	4.6%
Adjustment(1)	1.5	1.5	1.6	1.5	1.6

Non-GAAP Financial Measure(1)	5.2%	5.4%	6.2%	5.2%	6.2%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.